Exhibit 10.9

PARTICIPATION AGREEMENT

THIS PARTICIPATION AGREEMENT (this “Agreement”) is made effective as of January 5, 2007 (the “Effective Date”), between and among VINLAND ENERGY EASTERN, LLC, a Delaware limited liability company (“VEE” or “Vinland”), VANGUARD NATURAL GAS, LLC a Kentucky limited liability company (“VNG”), and its subsidiaries, ARIANA ENERGY, LLC, a Tennessee limited liability company (“AE”) and TRUST ENERGY COMPANY, LLC, a Kentucky limited liability company (“TEC”) (sometimes collectively referred to herein as “Vanguard”).

RECITALS:

WHEREAS, Vinland and VNG through its subsidiaries, AE and TEC, jointly own  those certain interests in the oil and gas leases as set forth on Exhibit A (the “Jointly Owned Leases”);

WHEREAS, VNG has entered into a Management Services Agreement, Well Services Agreement, and Gathering and  Compression Agreement with VEE’s affiliates;

WHEREAS, a portion of the oil and gas mineral leases jointly owned by Vanguard and Vinland have been identified as “Proved Undeveloped Oil and Gas Properties” or “Initial PUD Properties” (as defined herein);

WHEREAS, it is contemplated that as development drilling activity takes place over the term of this Agreement on the Jointly Owned Leases, additional locations will be identified and certified as “Proved Undeveloped Oil and Gas Properties.”

WHEREAS, the Initial PUD Properties and any Proved Undeveloped Oil and Gas Properties are sometimes collectively referred to as the “PUD Properties.”

WHEREAS; VEE holds an undivided sixty percent (60%) working interest in the PUD Properties (the “Vinland PUD Interests”);

WHEREAS, Vanguard holds an undivided forty percent (40%) working interest in the PUD Properties (the “Vanguard PUD Interests”);

WHEREAS, Vanguard desires that the Vanguard PUD Interests be developed in accordance with the terms of this Agreement;

WHEREAS, Vinland desires that the Vinland PUD Interests be developed in accordance with the terms of this Agreement;

WHEREAS, during the term of this Agreement, it is anticipated that either Vinland or Vanguard will acquire additional producing and/or non-producing oil and gas leases or leasehold interests for properties lying within the Area of Mutual Interest as defined herein (the “New Leases”);

WHEREAS, as provided for herein, Vinland and Vanguard have agreed on a procedure whereby each Party will offer the other Party the right to acquire said Party’s proportionate interest in any New Leases acquired by either Party in accordance with the terms of this Agreement, and if such offer is accepted any such New Leases will become part of the AMI Interests, (as defined herein); and

WHEREAS, Vinland and Vanguard contemplate that any New Leases that are made a part of the AMI Interests (the “New AMI Leases”) will be developed in accordance with the terms of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

SECTION I.
DEFINITIONS AND REFERENCES

1.1          Recitals.  The foregoing recitals are a substantive part of this Agreement.

1.2          Defined Terms.  Certain of the capitalized terms utilized herein shall have the following meanings:

“Affiliate” shall mean, with respect to a Person, any other Person controlling, controlled by or under common ownership with such Person.

“Area of Mutual Interest” or “AMI” shall mean those certain areas outlined on the plats attached hereto as Exhibits B-1, B-2, B-3, B-4 and B-5.

“AMI Interests” shall mean the Vanguard PUD Interests, the Vinland PUD Interests and the New AMI Leases.

“Business Day” shall mean a day on which the banks in the Commonwealth of Kentucky are customarily open for business.

“Force Majeure” shall mean anything that is beyond the reasonable control, and occurs without the fault, negligence or willful misconduct of the party asserting the force majeure, including, without limitation, any act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war (declared or undeclared), terrorism, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action, governmental delay, restraint or inaction, unavailability of equipment or materials, and any other cause, whether of the kind specifically enumerated or otherwise.  An event of force majeure that only partially prevents performance shall not relieve the party affected thereby from performing its other obligations under this Agreement.

“Law” shall mean any applicable statute, law, ordinance, regulation, rule, ruling, order, restriction, requirement, writ, injunction, decree or other official act of or by any governmental authority.

“Mcf” shall mean one thousand cubic feet of natural gas.

“New AMI Leases” shall have the meaning given to that term in the Recitals.

“New Leases” shall have the meaning given to that term in the Recitals.

“Party” or “Parties” shall mean one, more or all of Vanguard Natural Gas, LLC (including its subsidiaries, AE and TEC), and Vinland Energy Eastern, LLC, as the context requires.

“Person” shall mean an individual, an estate, a corporation, a partnership, a joint venture, a limited liability company, an association, a joint stock company, a government or any department or agency of a government, a trust and/or any other entity.

“Producing Strata” shall mean, for each field, those geologic formations identified in Exhibit A as the Producing Strata for the field.

“Production Unit” shall mean: (i) for each Well in Kentucky, an area configured in a circle with a diameter of 1,000 feet (or approximately 18.03 acres) around such Well, or such greater or lesser area as may be, or may have been, established for such Well by the relevant governmental authority; (ii) for each Well in Tennessee, the Production Unit shall be an area configured in a square or rectangle containing twenty (20) acres centered on the well bore or such greater or lesser area as may be, or may have been, established for such Well by the relevant governmental agency.

“Proved Undeveloped Oil and Gas Properties” and “PUD Properties” shall both mean all oil and gas interests associated with the Producing Strata on the leases described on Exhibit A relating to locations with a high degree of certainty for an economic reserve outcome.

“PUD Wells” means those Wells drilled on any of the PUD Properties.

“Vanguard PUD Interests” shall mean Vanguard’s undivided 40% working interest in the PUD Properties.

“Vinland PUD Interests” shall mean Vinland’s undivided 60% working interest in the PUD Properties.

“Well” shall mean any oil and/or gas well that is drilled pursuant to this Agreement.

SECTION II.
LEASES AND TERM

2.1          Ownership of Interests; Treatment of New Leases.

(a)                                  General. AE and TEC are the respective owners of the Vanguard PUD Interests, being an undivided 40% working interest in the properties described on the attached Exhibit A.  VEE is the owner of the Vinland PUD Interests, being an undivided 60% working interest in the properties described in Exhibit A.  To the extent Vinland or Vanguard (acting individually or through one of its subsidiaries)

obtains New Leases covering or affecting property within the AMI during the term of this Agreement, those New Leases shall be treated in accordance with  Section 2.1(b) and Section 2.1(d).

(b)                                  Treatment of New Leases. Should Vanguard or Vinland acquire any New Leases within the AMI, the Parties shall proceed as follows:

(i)                                    within thirty (30) Business Days after acquiring any New Lease, the Party which obtained the New Lease (the “Leasing Party”), shall provide the other Party (the “Receiving Party”) with a copy of the New Lease and such information as is within the Leasing Party’s possession, custody or control regarding the New Lease, the title thereto, and the price or other financial terms on which the Leasing Party acquired the New Lease (the “Lease Information”);

(ii)                                the Receiving Party shall have thirty (30) Business Days after its receipt of the Lease Information to notify the Leasing Party whether it will purchase its undivided working interest share (60% of the interest acquired in the New Lease by Vanguard if Vinland is the Receiving Party, and 40% of the interest acquired in the New Lease by Vinland if Vanguard is the Receiving Party) by paying the Leasing Party its share of the acquisition cost of the New Lease as disclosed in the Lease Information, which purchase shall be closed within 20 Business Days of the expiration of the 30 day period referred to in this Section 2.1 (b) (ii).

(iii)                            any lands covered by a New Lease in which the Receiving Party does not acquire a working interest as provided for in this Agreement shall be excluded from the AMI and remain the sole property of the Leasing Party.

(c)                                  Sales by Vinland Within the AMI.  Should Vinland desire to sell all or any part of its oil and gas interests (being producing and/or non-producing assets, including but not limited to working interests, mineral interests, royalty interests, overriding royalty or net profits interests) in the AMI, Vinland shall inform Vanguard in writing of its intention to sell said assets prior to engaging in negotiations for such sale with a third party. In the notice of intent to sell, Vinland shall include a list of assets to be sold, along with the working and net revenue interests associated any Wells which Vinland intends to sell. Vanguard shall have thirty (30) Business Days after receipt of such notice in which to make an offer to purchase such interests.  Vinland agrees any such offer will receive good faith consideration, but Vinland shall have no obligation to accept such offer. Notwithstanding the foregoing, if Vinland elects to consider bids from third parties for any such interests in the AMI, Vinland shall permit Vanguard to participate in such bidding along with any third parties.

(d)                                  Certain Acquisitions By Vinland. Vanguard acknowledges that a part of VEE’s strategic plan is to acquire lower value prospective oil and gas properties for the purpose of enhancing the production from existing wells thereon and developing the associated leasehold.  Vanguard acknowledges that VEE can acquire for itself and its sole benefit producing oil and gas properties within the AMI, without having to offer participation in said acquisition to Vanguard, provided the purchase price of said properties is less than Five Million Dollars ($5,000,000.00) (a “Permitted Acquisition). Provided however, that VEE may not complete more than two (2) such Permitted Acquisitions in a calendar year without Vanguard’s written consent. Any acquisitions by Vanguard or VEE within the AMI shall be offered according to this Agreement. Once any of said properties are acquired and developed, any sale of the properties by VEE shall be done in accordance with Section 2.1(c), affording Vanguard the first right of offer.

2.2          Term of Agreement.  This Agreement shall be effective as of the date hereof and shall remain in force and effect for five (5) years after the Effective Date of this Agreement and shall continue year to year thereafter until cancellation by either Party upon not less than ninety (90) days notice prior to the anniversary date of this Agreement in all cases, unless sooner terminated as provided in Section 8.3. The termination of this Agreement shall not relieve any Party hereto from any liability which has accrued or attached prior to the date of such termination.  After the termination of this Agreement, the rights and obligations of the Parties with regard to the Wells and wells subsequently drilled on areas subject to the AMI Interests will be governed by the Operating Agreement applicable to such property which is executed pursuant to Section 3.1(f).

SECTION III.
PROCEDURES FOR DRILLING WELLS IN THE AMI

3.1          The Proposed Quarterly Drilling Program.  The following procedures shall apply to all PUD Wells to be drilled on the oil and gas leases which comprise the AMI Interests.

(a)                                  During the first two weeks of December, March, June and September (each, a “Well Proposal Period”) of each year during the term of this Agreement, Vinland shall deliver to Vanguard Authorizations for Expenditures (“AFEs”), subject to the requirements set forth in Section 3.2 herein, for the drilling and completion of each PUD Well proposed to be drilled on the AMI Interests during each of the following calendar quarters (the “Proposed Quarterly Drilling Program” or “PQDP”).  Each AFE shall describe the location of each such Well (each, a “PQDP Well” and collectively, the “PQDP Wells”), the proposed timing for the drilling and completion of such well, and the AFE shall provide the cost for the drilling and completion of such PQDP Well (including the cost of the flow lines from the wellhead to the first meter).  Each AFE shall include a $15,000 drilling rate charge for each PQDP Well (which will be reflected in the accounting procedure attached to and made part of the Operating Agreement) to be borne by the Parties in proportion to their working interests in such PQDP Well.  Beginning on January 1, 2011, the drilling rate stipulated in this Section 3.1 shall be increased by eleven percent (11%) and shall be adjusted annually thereafter based upon the wage index adjustment published by COPAS.

(b)                                  Within five (5) Business Days after delivery of the AFEs, representatives of Vinland and Vanguard shall meet to discuss the PQDP.

(c)                                  Within five (5) Business Days after the meeting referenced in Section 3.1(b), but in no event more than ten (10) Business Days after Vanguard’s receipt of the AFEs for the PQDP, Vanguard will advise Vinland in writing whether it will participate in the PQDP with respect to the immediately succeeding calendar quarter for its proportionate working interest. If Vanguard so elects to participate, Vinland shall promptly instruct the Operator under the Operating Agreements to commence drilling of the PQDP Wells.

(d)                                  If Vanguard does not agree to participate in a PQDP with respect to the calendar quarter immediately succeeding that applicable Well Proposal Period, or it does not timely respond to the PQDP proposal within ten (10) Business Days following its receipt of the PQDP AFEs from Vinland, then Vinland may elect to drill the PQDP Wells proposed for that quarter for its own account, and at its own expense, and thereafter those PQDP Wells shall not be subject to this Agreement.  In such event, and if the proposed PQDP Wells are timely drilled within the calendar quarter as proposed, Vanguard shall assign to Vinland upon completion of the drilling and completion of such  PQDP Wells, all of its right, title and interest in such PQDP Wells using the form attached hereto as Exhibit C.  Any subsequent costs and expenses of plugging and abandoning such PQDP Well shall be borne by Vinland, and Vinland shall indemnify and hold Vanguard harmless from and against same.

(e)                                  If Vinland does not timely submit to Vanguard PQDP AFEs for the drilling and completion of at least the minimum number of PUD Wells as required by Section 3.2, during any applicable Well Proposal Period, Vanguard shall give written notice to Vinland of such deficiency.  If Vinland does not submit the requisite number of PQDP AFEs in the manner required by Section 3.1 (a) within five (5) Business Days of such notice, Vanguard may direct the Operator under the Operating Agreements to drill up to fourteen (14) PUD Wells (assuming the combined working interest of Vinland and Vanguard is 100% in such PUD Wells, if the combined working interest is less than 100%, the number of PUD Wells shall be proportionately adjusted)  in the AMI Interests during the relevant calendar quarter, the cost for which Wells will be borne solely by Vanguard.  Provided such PUD Wells are so drilled during the applicable calendar quarter (i) those PUD Wells shall be for Vanguard’s own account and thereafter not be subject to this Agreement and (ii) Vinland shall assign to AE or TEC, as directed, all of Vinland’s right, title and interest in such PUD Wells using the form attached hereto as Exhibit C, which assignment shall be consummated no later than twenty (20) Business Days after the date on which such Wells are completed.  Any subsequent costs and expenses of plugging and abandoning such PQDP Well shall be borne by Vanguard, and Vanguard shall indemnify and hold Vinland harmless from and against same.

(f)                                    All PQDP Wells proposed pursuant to the Participation Agreement shall be drilled and operated pursuant to the Operating Agreements, as applicable to each of AE and TEC as attached hereto as Exhibit D-1 and D-2 (the “Operating Agreements”).

3.2          Well Limits.  Vinland shall not propose less than twenty five (25) PUD Wells, nor more than forty (40) PUD Wells in any PQDP. It is expressly understood that Vinland may not, without the express written consent of Vanguard, propose the drilling of more than forty (40) PUD Wells during any PQDP.  Notwithstanding anything herein to the contrary, Vinland’s obligations to propose the drilling of a minimum number of wells during each PQDP during the term of this Agreement will terminate four (4) years after the Effective Date of this Agreement. It is expressly understood that after the termination of said obligation, but during the term of this Agreement (the “Interim Period”) the Parties will still meet during the PQDP period as described above, but there shall be no obligation by either Party to propose the drilling of a minimum or maximum number of wells.  If a proposal is made by either Party for the drilling of wells during the Interim Period, the terms of this Agreement will apply to such wells. After the expiration of the Interim Period and this Agreement, the terms of the relevant Operating Agreement shall control the development of the AMI Interests.

3.3          Payments.  If Vanguard elects to participate in a PQDP, within fifteen (15) days of Vinland’s receipt of Vanguard’s written response, Vinland shall provide Vanguard with an AFE for the drilling costs for each of the PUD Wells to be drilled during the first month of the applicable calendar quarter (a “Monthly Well AFE”).  Vanguard shall advance its proportionate share of all Monthly Well AFE’s for PUD Wells to be drilled during the following month within five (5) Business Days of its receipt thereof.  Thereafter, Vinland will submit a Monthly Well AFE by the fifteenth day of each month for each of the PUD Wells to be drilled in the following month.  Within sixty (60) days after the end of each PQDP quarter, Vinland shall prepare and deliver to Vanguard a true accounting of all PUD Wells drilled during the previous calendar quarter. Should the actual costs incurred in the drilling of the PQDP Wells be less than the amounts set forth in the Monthly Well AFE, then Vinland will remit back to Vanguard its proportionate share of any overpayment. However, should the costs incurred in the drilling of the PQDP Wells be greater than the amounts set forth in the Monthly Well AFE, then Vanguard will remit to Vinland its proportionate share of the underfunded costs.

Vinland agrees to use all funds from Vanguard’s payment of the Monthly Well AFEs to pay for the drilling, completion and equipping of the relevant PUD Wells.

3.4          Undrilled Wells.

(a)                                  If a Well is proposed in the PQDP, but is not drilled during the relevant calendar quarter (an “Undrilled Well”), such Undrilled Well shall not be drilled pursuant to the PQDP as originally proposed.  Such Undrilled Well may be added to a subsequent PQDP, and it will be subject to the approval and other procedures provided in Section 3.1, above. It is expressly agreed and understood that (i) no more than twenty percent (20%) of the total number of Wells proposed in a PQDP can be carried over and added to the Wells to be drilled in the subsequent Well Proposal Period and (ii) in any event no fewer than one hundred (100) gross wells will be drilled in any four calendar quarter period.

(b)                                  If Vanguard has advanced funds to Vinland for an Undrilled Well, Vinland will return such funds to Vanguard within five (5) Business Days after the end of the relevant calendar quarter with interest at the Prime Rate designated as such from time to time by Citibank, N.A. from the date such funds were advanced by Vanguard to the date of repayment by Vinland.

(c)                                  For purposes of this Section 3.4, a Well shall be deemed to be drilled within a calendar quarter if it has been spudded prior to 11:59 p.m. on the last day of the calendar quarter.

SECTION IV.
OPERATING  AGREEMENTS

4.1          Operating Agreements.

(a)                                  All Wells in the AMI which are jointly owned by Vinland and Vanguard, or its subsidiaries, shall be drilled and operated, and except as explicitly provided for in this Agreement, the associated costs and expenses shall be borne by the Parties pursuant to the applicable Operating Agreements.

(b)                                  The Operating Agreements have been entered into and executed by the appropriate Parties concurrent with the execution of this Agreement.

(c)                                  In the event of a conflict between this Agreement and the Operating Agreements, the terms of this Agreement shall control during the term of this Agreement.

SECTION V.
TRANSFERS

5.1          Transfers. Subject to the provisions of Section 2.1(c), neither this Agreement, nor the benefits, rights, and obligations accruing thereunder to any Party, nor the AMI Leases may be assigned or transferred in whole or in part, during the term hereof, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, provided, however, the foregoing prohibitions shall not apply to assignments or transfers by a Party to its Affiliates, or assignments or transfers by reason of the merger or sale of substantially all of a Party’s assets. Upon assignment, the provisions hereof shall extend to the heirs, successors and permitted assigns of the Parties hereto.

5.2          Further Conditions. It is a further condition hereof that before making any assignment or transfer of any interest herein, the Party proposing so to do shall be required first to settle for and discharge its portion of all obligations accrued under the terms of this Agreement as of the effective  date of such assignment.  In the event of an assignment of all or any interest covered hereby, such transfer shall include therein specific and definite recognition of the rights of the other Parties under this Agreement, reciting that the interest so transferred is subject hereto.

SECTION VI.
NOTICES

6.1          Notices.  Any notice which may be given hereunder shall be ineffective unless in writing and either delivered by registered or certified mail with return receipt requested to the addresses set out below or delivered by hand with written acknowledgment of receipt.  The addresses for notice are as follows:

For Vinland:     Vinland Energy Eastern, LLC

104 Nami Plaza, Suite 1

London, Kentucky 40741

Attention:  Thomas H. Blake, President

For Vanguard:  c/o Vanguard Natural Gas, LLC

7700 San Felipe, Suite 485

Houston, Texas 77063

Attention:  Scott W. Smith, President

Any such address may be changed at any time by written notice in accordance herewith.  Each notice hereunder shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed.

SECTION VII.

REPRESENTATIONS AND WARRANTIES

7.1          Representations and Warranties of Vinland.  Vinland represents and warrants to Vanguard that:

(a)                                  Organization and Good Standing.  Vinland is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.  Vinland is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary.

(b)                                  Authorization.  Vinland has duly taken all action necessary to authorize the execution and delivery by it of this Agreement and to authorize the consummation of the transactions contemplated hereby and the performance of its obligations hereunder.

(c)                                  No Conflicts or Consents.  The execution and delivery by Vinland of this Agreement, the performance by Vinland of its obligations hereunder, and the consummation of the transactions contemplated hereby, do not and will not (i) conflict with any provision of (1) any law, (2) the organizational documents of Vinland, or (3) any judgment, license, order, permit or material agreement applicable to or binding upon Vinland, (ii) result in the acceleration of any indebtedness owed by Vinland, or (iii) result in or require the creation of any lien upon any assets or properties of Vinland.  No permit, consent, approval, authorization or order of, and no notice to or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance by Vinland of this Agreement or to consummate any transactions contemplated hereby.

(d)                                  Enforceable Obligations.  This Agreement is the legal, valid and binding obligation of Vinland, enforceable in accordance with the terms hereof except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights.

7.2          Representations and Warranties of Vanguard.  Each of VNG, AE and TEC represents and warrants to Vinland that:

(a)                                  Organization and Good Standing.  Each of VNG, AE and TEC is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby.  Each of VNG, AE and TEC is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary.

(b)                                  Authorization.  Each of VNG, AE and TEC has duly taken all action necessary to authorize the execution and delivery by it of this Agreement and to authorize the consummation of the transactions contemplated hereby and the performance of its obligations hereunder.

(c)                                  No Conflicts or Consents.  The execution and delivery by each of VNG, AE and TEC of this Agreement, the performance by them of their obligations hereunder, and the consummation of the transactions contemplated hereby, do not and will not (i) conflict with any provision of (1) any law, (2) the organizational documents of any of VNG, AE or TEC, or (3) any judgment, license, order, permit or material agreement applicable to or binding upon any of VNG, AE or TEC, (ii) result in the acceleration of any indebtedness owed by any of VNG, AE or TEC, or (iii) result in or require the creation of any lien upon any assets or properties of any of VNG, AE or TEC.  No permit, consent, approval, authorization or order of, and no notice to or filing with, any governmental authority or third party is required in connection with the execution, delivery or performance by each of VNG, AE or TEC of this Agreement or to consummate any transactions contemplated hereby.

(d)                                  Enforceable Obligations.  This Agreement is the legal, valid and binding obligation of each of VNG, AE or TEC, enforceable in accordance with the terms hereof except as such enforcement may be limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights.

SECTION VIII.
MISCELLANEOUS

8.1          Competition. As to any activity conducted outside of the AMIs established pursuant to this Agreement, both the Company and its affiliates, and Vinland and its affiliates are and shall be free to engage in any business or investment activity whatsoever, including those that may be in direct competition with the other party.

8.2          Entire Agreement, Amendment and Binding Effect.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements, whether verbal or in writing, relating to the subject matter hereof which are not contained herein.  This Agreement may be amended only by a written document duly executed by the Parties, and any alleged amendment which is not so documented shall not be effective as to either party.  This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and permitted assigns.

8.3          Default.  Should a Party, its successors or assigns, fail to comply with any of the terms and obligations contained herein, the other Party shall give written notice to such Party specifying the non-compliance.  If the non-performing Party does not correct the breach within thirty (30) days, then the Party giving notice of non-compliance shall have the right to terminate this Agreement upon written notice to the other Party effective on the date specified in such written notification, which shall be on or after the date such notice is given, in addition to all other rights and remedies allowed by law or in equity.  No delay or omission by a Party in the exercise of any right, power or remedy under this Agreement will impair any such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing. Notwithstanding anything to the contrary herein, in the event of a termination due to a default by either Party, the Operating Agreements governing the properties shall remain in full force and effect.

8.4          Construction.  As used in this Agreement: the word “or” is not exclusive; the word “including” (in its various forms) means “including without limitation”; pronouns in masculine, feminine and neuter genders shall be construed to include any other gender; and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit hereof unless otherwise specifically provided.  This Agreement is the result of negotiations between, and has been reviewed by Vanguard and Vinland, and their respective counsel.  Accordingly, this Agreement shall be deemed to be the joint product of the parties hereto, and no ambiguity shall be construed in favor of or against any party hereto or beneficiary hereof.

8.5          Amendment.  No amendment of any provision of this Agreement shall be effective unless it is in writing and signed by all parties hereto and Agent, and no waiver of any provision of this Agreement, and no consent to any departure by any party hereto therefrom, shall be effective unless it is in writing and signed by the other parties hereto and Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

8.6          Unenforceability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

8.7          Governing Law; Submission to Process.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF KENTUCKY, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE STATE OF KENTUCKY AND THE COUNTY OF LAUREL AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING HERETO BY ANY MEANS ALLOWED UNDER KENTUCKY OR FEDERAL LAW.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

8.8          Waiver of Jury Trial, Punitive Damages, Etc.  EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, AND IRREVOCABLY (A) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, BEFORE OR AFTER MATURITY; (B) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY PUNITIVE DAMAGES, (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.8.

8.9          Arbitration.  If any controversy, claim or dispute arising out of or relating to this Agreement or the breach or performance thereof occurs, the parties shall meet and exert reasonable efforts to reach an amicable settlement for a period not to exceed twenty (20) days from the date written notice of the controversy, claim or dispute is served by the complaining party to the other party under this Agreement.  If for any reason such settlement fails to occur within such twenty-day period (or such other period as the parties may agree in writing), the parties will then enlist the services of a mutually agreed upon industry representative to facilitate settlement negotiations for an additional twenty (20) day period in an attempt to resolve the controversy. If a favorable resolution is not attained within the additional twenty (20) day period, the controversy, claim or dispute shall be submitted to binding arbitration administered by the

American Arbitration Association in accordance with its Commercial Arbitration Rules (“AAA Rules”) and subject to the Federal Arbitration Act, 9 U.S.C. Sections 1 et seq., and judgment on any award thereby rendered may be entered in any court having jurisdiction thereof.

(a)                                  Any such arbitration shall proceed as promptly and as expeditiously as possible (and the parties shall cooperate to this end) before three arbitrators, consisting of one arbitrator appointed by the claimant, one arbitrator appointed by the respondent, and the third arbitrator appointed by the two party-appointed arbitrators.  Arbitration shall be initiated by written notice of intention to arbitrate made pursuant the AAA Rules.  The claimant shall identify its appointed arbitrator in the notice of intention to arbitrate, and the respondent shall identify its appointed arbitrator within ten (10) days of its receipt of the notice of intention to arbitrate.  The two party-appointed arbitrators shall agree upon and appoint the third arbitrator within the ten (10) day period following the appointment of the second party-appointed arbitrator.  If either the claimant or the respondent fail to appoint an arbitrator pursuant to the foregoing, or if the two party-appointed arbitrators fail to agree upon and appoint the third arbitrator within the above-referenced ten (10) day period, then such arbitrator or arbitrators shall be appointed by the AAA pursuant to the AAA Rules.  The arbitrators chosen or appointed shall have expertise and/or experience in the oil and gas industry.

(b)                                  Nothing in this Section shall be deemed to preclude any party from applying to any court of competent jurisdiction at any time prior to the formation of the arbitration panel (including before or during the 20-day negotiation period referenced in the first sentence of this Section) for injunctive, provisional or other emergency relief pertaining to the subject matter of a controversy, claim or dispute that is arbitrable hereunder, or applying for such relief in aid of arbitration after formation of the arbitration panel, where (i) the arbitration award to which the party may be entitled may be rendered ineffectual without such relief, (ii) the party seeking such relief is not in breach of this Section, and (iii) the relief sought will not materially delay or frustrate the arbitration.  The grant or denial of any court-ordered relief pursuant to this paragraph shall not constitute or be deemed to be a ruling on the merits of the matter to be arbitrated, nor shall any application for such relief be deemed to be a waiver of any right to arbitration hereunder.

(c)                                  The parties hereby agree that the costs and expenses, including attorneys’ fees, incurred in connection with any arbitration or court proceeding hereunder shall be awarded in favor of the prevailing party and against the losing party as determined by the arbitration panel or court, as the case may be.

8.10        Counterparts. This instrument may be executed in one or more counterparts, which when executed shall constitute but one and the same instrument.

8.11        Authority to Execute.  The person executing this Agreement on behalf of each of the Parties warrants and represents that such person is duly authorized and empowered to execute this Agreement on behalf of such Party.

8.12        Severability.  This Agreement is intended to be performed in accordance with and only to the extent permitted by all legal requirements.  If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the Parties as contained herein, the remainder of this Agreement and the application of such provision to other persons and circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

IN WITNESS WHEREOF, the undersigned have executed this Participation Agreement effective as of the date first above written.

(“VINLAND”)
VINLAND ENERGY EASTERN, LLC
By:	/s/ Majeed S. Nami
Its: Manager

(“VANGUARD”)
VANGUARD NATURAL GAS, LLC
By:	/s/ Majeed S. Nami
Its: Manager

ARIANA ENERGY, LLC
By: Vanguard Natural Gas, LLC
Its: Sole Member
By:	/s/ Majeed S. Nami
Its: Manager

TRUST ENERGY COMPANY, LLC
By: Vanguard Natural Gas, LLC
Its: Manager
By:	/s/ Majeed S. Nami
Its: Manager